Exhibit 99.1

Contact:	Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE		February 21, 2014

TELEFLEX REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Fourth Quarter Revenues Increase 7.5% to $450.5 million; up 6.9% on Constant Currency Basis

Fourth Quarter GAAP Diluted EPS of $0.78; Adjusted Diluted EPS of $1.36 up 18.3%

2014 Guidance Ranges for Constant Currency Revenue Growth of 7% to 9% and Adjusted Diluted EPS of $5.35 to $5.55 Reaffirmed

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the fourth quarter and full year ended December 31, 2013.

Fourth quarter 2013 net revenues were $450.5 million, an increase of 7.5% over the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2013 net revenues increased 6.9% over the prior year period.

Fourth quarter 2013 GAAP diluted earnings per share from continuing operations were $0.78, as compared to $0.72 in the prior year period. Fourth quarter 2013 adjusted diluted earnings per share from continuing operations were $1.36, as compared to $1.15 in the prior year period, an increase of 18.3%.

“Teleflex delivered a strong finish to 2013, both in terms of constant currency revenue growth and adjusted earnings per share achievement,” said Benson Smith, Chairman, President and Chief Executive Officer. “Our fourth quarter performance was aided by the contribution from the acquisitions of Vidacare and LMA International, an improvement in the average selling price of products, the introduction of new products to the marketplace and one additional shipping day in the quarter as compared to the prior year period.”

Added Mr. Smith, “As we turn to 2014, Teleflex is well-positioned to continue to exceed industry revenue growth rates and expand adjusted operating margin and earnings per share due to recently concluded dealer negotiations, the acquisition of Vidacare, the introduction of new products to the market, and the continued integration of the LMA business.”

FOURTH QUARTER NET REVENUE BY PRODUCT GROUP AND SEGMENT

Product Group Revenues

Critical Care fourth quarter 2013 net revenues were $316.7 million, an increase of 10.6% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2013 net revenues increased 10.2% compared to the prior year period. The increase in constant currency revenue was due to higher sales of anesthesia, interventional, vascular and urology products. The growth in sales of anesthesia products was primarily due to the contribution from the LMA International business (“LMA”), which was acquired in October of 2012. The growth in sales of vascular and interventional access products was primarily due to the contribution from the Vidacare Corporation business (“Vidacare”), which was acquired in December of 2013. Constant currency sales growth was partially offset by a decline in sales of respiratory products.

Surgical Care fourth quarter 2013 net revenues were $80.5 million, an increase of 5.2% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2013 net revenues increased 4.0% compared to the prior year period. The increase in constant currency revenue was due to higher sales of ligation, access and suture products, partially offset by a decline in sales of general surgical instrument and chest drainage products.

Cardiac Care fourth quarter 2013 net revenues were $19.2 million, a decrease of 6.0% compared to the prior year period on both an as-reported and constant currency basis. The decrease in revenue was due to a decline in sales of intra-aortic balloon pumps.

OEM and Development Services (“OEM”) fourth quarter 2013 net revenues were $34.1 million, a decrease of 4.8% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2013 net revenues decreased 5.7% compared to the prior year period. The decrease in constant currency revenue was primarily due to a decline in sales of catheter and performance fiber products.

	Three Months Ended		% Increase/ (Decrease)
	December 31, 2013	December 31, 2012	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Critical Care	$316.7	$286.5	10.2%	0.4%	10.6%
Surgical Care	80.5	76.5	4.0%	1.2%	5.2%
Cardiac Care	19.2	20.4	(6.0%)	—	(6.0%)
OEM	34.1	35.7	(5.7%)	0.9%	(4.8%)

Total	$450.5	$419.1	6.9%	0.6%	7.5%

Segment Revenues

Americas fourth quarter 2013 net revenues were $212.4 million, an increase of 6.2% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2013 net revenues increased 6.6% compared to the prior year period. The increase in constant currency revenue was largely due to LMA and Vidacare product sales, new product sales and price increases, partially offset by lower sales volume of existing products as compared to the fourth quarter of 2012.

EMEA fourth quarter 2013 net revenues were $144.9 million, an increase of 9.2% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2013 net revenues increased 5.2% compared to the prior year period. The increase in constant currency revenue was due to LMA and Vidacare product sales, price increases including the benefit of selling direct to customers in some markets versus selling to a third party distributor and higher sales volume of existing products as compared to the fourth quarter of 2012.

Asia fourth quarter 2013 net revenues were $59.1 million, an increase of 17.1% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2013 net revenues increased 21.6% compared to the prior year period. The increase in constant currency revenue was due to LMA product sales, higher sales volume of existing products and price increases.

	Three Months Ended		% Increase/ (Decrease)
	December 31, 2013	December 31, 2012	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Americas	$212.4	$200.1	6.6%	(0.4%)	6.2%
EMEA	144.9	132.8	5.2%	4.0%	9.2%
Asia	59.1	50.5	21.6%	(4.5%)	17.1%
OEM	34.1	35.7	(5.7%)	0.9%	(4.8%)

Total	$450.5	$419.1	6.9%	0.6%	7.5%

FULL YEAR RESULTS

Net revenues for the full year 2013 were $1.696 billion, an increase of 9.4% compared to the prior year period. Excluding the impact of foreign currency fluctuations which had a positive impact of 0.4%, net revenues for 2013 increased 9.0% compared to 2012.

GAAP diluted earnings per share from continuing operations were $3.46 for the full year 2013, as compared to a loss per share of ($4.47) in the prior year period. The financial results for 2012 reflect a goodwill impairment charge of $315.1 million, net of tax, or $7.71 per share, incurred in the first quarter of 2012.

Adjusted diluted earnings per share from continuing operations for the full year of 2013 were $5.03, an increase of 13.5% over the prior year.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense and amortization of intangible assets and deferred financing costs for full year 2013 were $107.9 million compared to $94.9 million for the prior year period.

Cash and cash equivalents at December 31, 2013 were $432.0 million compared to $337.0 million at December 31, 2012.

Net accounts receivable at December 31, 2013 were $295.3 million compared to $298.0 million at December 31, 2012.

Net inventories at December 31, 2013 were $333.6 million compared to $323.3 million at December 31, 2012.

Net debt obligations at December 31, 2013 were $902.7 million compared to $692.7 million at December 31, 2012. During the fourth quarter of 2013, as a result of the Company meeting a contingent conversion threshold related to the Company’s stock price, the Company’s convertible notes have been classified as a current liability as of December 31, 2013. The determination of whether or not the convertible notes are convertible must continue to be performed on a quarterly basis until maturity or conversion. Consequently, the convertible notes may not be convertible in future quarters, and therefore may again be classified as long-term debt, if the contingent conversion threshold is not met in such quarters.

2014 OUTLOOK

The Company reaffirmed full year 2014 financial estimates as follows:

Constant currency revenue growth between 7% and 9% for the full year 2014.

Adjusted diluted earnings per share in the range of $5.35 to $5.55.

FORECASTED 2014 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High

Forecasted 2014 GAAP revenue growth	6.0%	8.0%

Foreign exchange	1.0%	1.0%

Forecasted 2014 constant currency revenue growth	7.0%	9.0%

FORECASTED 2014 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High

Forecasted 2014 diluted earnings per share attributable to common shareholders	$3.60	$3.75

Restructuring, impairment charges and special items, net of tax	$0.65	$0.70

Intangible amortization expense, net of tax	$0.93	$0.93

Amortization of debt discount on convertible notes, net of tax	$0.17	$0.17

Forecasted 2014 adjusted diluted earnings per share	$5.35	$5.55

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until February 28, 2014 at 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 68453301.

ADDITIONAL NOTES

Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Product group results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income and in the Reconciliation of Consolidated Statement of Income Items set forth below.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) the effect of charges associated with our restructuring programs, as well as goodwill and other asset impairment charges; (ii) loss on extinguishment of debt; (iii) the gain or loss on sales of businesses and assets; (iv) losses and other charges related to acquisition costs, the reversal of liabilities related to certain contingent consideration arrangements and a previously announced stock keeping unit rationalization program, the establishment of a litigation reserve and a litigation verdict against the Company with respect to a non-operating joint venture; (v) amortization of the debt discount on the Company’s convertible notes; (vi) charges associated with the amortization of additional interest expense related to an interest rate swap terminated in 2011; (vii) intangible amortization expense; and (viii) tax benefits resulting from the resolution of prior years’ tax matters and the filing of prior years’ amended tax returns. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Quarter Ended – December 31, 2013

	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share

GAAP Basis	$225.6	$143.8	$17.9	$9.2	$14.2	$4.6	$35.1	$0.78	45,033

Adjustments

Restructuring and other impairment charges	—	—	—	9.2	—	1.7	7.6	$0.17	—

Losses and other charges (A)	0.3	8.2	0.5	—	—	2.5	6.5	$0.14	—

Amortization of debt discount on convertible notes	—	—	—	—	2.9	1.1	1.8	$0.04	—

Intangible amortization expense	—	13.5	—	—	—	4.5	9.0	$0.20	—

Tax Adjustment (B)	—	—	—	—	—	1.5	(1.5)	($0.03)	—

Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	$0.06	(2,165)

Adjusted basis	$225.3	$122.0	$17.3	—	$11.3	$15.8	$58.5	$1.36	42,868

Quarter Ended – December 31, 2012

	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share

GAAP Basis	$219.9	$121.5	$16.3	$3.0	$14.4	$13.5	$30.4	$0.72	42,007

Adjustments

Restructuring and other impairment charges	—	—	—	3.0	—	0.6	2.3	$0.06	—

Losses and other charges (A)	0.5	3.0	—	—	—	(1.9)	5.4	$0.13	—

Amortization of debt discount on convertible notes	—	—	—	—	2.7	1.0	1.7	$0.04	—

Intangible amortization expense	—	12.0	—	—	—	4.2	7.8	$0.19	—

Tax adjustment (B)	—	—	—	—	—	—	—	—	—

Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	$0.02	(733)

Adjusted basis	$219.4	$106.5	$16.3	—	$11.7	$17.3	$47.6	$1.15	41,274

(A)	In 2013, losses and other charges include approximately $4.0 million, net of tax, or $0.09 per share, primarily related to acquisition and integration costs; $1.9 million, net of tax, or $0.04 per share related to the establishment of a litigation reserve; and $0.6 million, net of tax, or $0.01 per share related to costs incurred to relocate facilities. In 2012, losses and other charges include approximately $5.4 million, net of tax, or $0.13 per share, related to acquisition costs.
(B)	The tax adjustment represents a net benefit resulting from the resolution of, or the expiration of statute of limitations with respect to various prior years’ U.S. federal, state and foreign tax matters.
(C)	Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Twelve Months Ended – December 31, 2013

	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Goodwill impairment	Restructuring and other impairment charges	Gain/(loss) on sales of businesses and assets	Loss on extinguishment of debt	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share

GAAP Basis	$857.3	$502.2	$65.0	—	$38.5	—	$1.3	$56.3	$23.5	$151.3	$3.46	43,693

Adjustments

Restructuring and other impairment charges	—	—	—	—	38.5	—	—	—	7.8	30.7	$0.71	—

Loss on extinguishment of debt	—	—	—	—	—	—	1.3	—	0.5	0.8	$0.02	—

Losses and other charges (A)	2.3	1.5	0.5	—	—	—	—	—	4.9	(0.6)	($0.02)	—

Amortization of debt discount on convertible notes	—	—	—	—	—	—	—	11.3	4.1	7.2	$0.16	—

Intangible amortization expense	—	50.6	—	—	—	—	—	—	17.3	33.4	$0.76	—

Tax Adjustment (D)	—	—	—	—	—	—	—	—	11.1	(11.1)	($0.25)	—

Shares due to Teleflex under note hedge (E)	—	—	—	—	—	—	—	—	—	—	$0.19	(1,620)

Adjusted basis	$855.1	$450.1	$64.5	—	—	—	—	$45.0	$69.2	$211.6	$5.03	42,073

Twelve Months Ended – December 31, 2012

	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Goodwill impairment	Restructuring and other impairment charges	Gain/(loss) on sales of businesses and assets	Loss on extinguishment of debt	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share

GAAP Basis	$802.8	$454.5	$56.3	$332.1	$3.0	$0.3	—	$68.0	$16.4	($182.7)	($4.47)	40,859

Adjustments

Goodwill impairment	—	—	—	332.1	—	—	—	—	17.0	315.1	$7.71	—

Restructuring and other impairment charges	—	—	—	—	3.0	—	—	—	0.6	2.5	$0.06	—

Gain/(loss) on sales of businesses and assets	—	—	—	—	—	(0.3)	—	—	—	(0.3)	($0.01)	—

Loss on extinguishment of debt	—	—	—	—	—	—	—	—	—	—	—	—

Losses and other charges (A)	0.5	14.2	—	—	—	—	—	—	—	14.6	$0.36	—

Early termination of interest rate swap (B)	—	—	—	—	—	—	—	11.1	4.0	7.0	$0.17	—

Amortization of debt discount on convertible notes	—	—	—	—	—	—	—	10.5	3.8	6.7	$0.16	—

Intangible amortization expense	—	44.3	—	—	—	—	—	—	16.0	28.3	$0.69	—

Anti-dilutive effect on EPS (C)	—	—	—	—	—	—	—	—	—	—	($0.06)	542

Tax adjustment (D)	—	—	—	—	—	—	—	—	9.0	(9.0)	($0.22)	—

Shares due to Teleflex under note hedge (E)	—	—	—	—	—	—	—	—	—	—	$0.03	(275)

Adjusted basis	$802.3	$396.0	$56.3	—	—	—	—	$46.5	$66.7	$182.2	$4.43	41,126

(A)	In 2013, losses and other charges include approximately ($12.4) million, net of tax, or ($0.28) per share, related to the reversal of contingent consideration liabilities; $7.8 million, net of tax, or $0.18 per share, primarily related to acquisition and integration costs; ($0.3) million, net of tax, or ($0.01) per share, related to a reserve reversal associated with a previously announced stock keeping unit (“SKU”) rationalization charge; $0.8 million, net of tax, or $0.02 per share, related to a litigation verdict against the Company with respect to a non-operating joint venture; $1.9 million, net of tax, or $0.04 per share related to the establishment of a litigation reserve; and $1.6 million, net of tax, or $0.04 per share related to costs incurred to relocate facilities. In 2012, losses and other charges include approximately $0.2 million, net of tax related to contingent consideration liabilities; and $14.4 million, net of tax, or $0.36 per share, related to acquisition costs.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment by the Company to the counterparty of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with GAAP, the Company amortized this amount as additional interest expense over the remainder of the original term of the interest rate swap, which expired in September 2012. In the first nine months of 2012, the impact of the amortization, net of tax, was approximately $7.0 million, or $0.17 per share.
(C)	The Company presents per share results using basic weighted average shares, and separately presents diluted per share results, which reflect with the impact of dilution on income. Under applicable accounting guidance, if a company has a net loss from continuing operations, as was the case for the Company in 2012, no common shares that potentially may be issued are included in the computation of diluted per-share amounts because such inclusion would result in an anti-dilutive per share amount. However, the Company had net income on an adjusted basis in 2012. Therefore, common shares that would have a dilutive effect on adjusted net income are deemed to be outstanding for purposes of the calculation of 2012 adjusted diluted earnings per share.
(D)	The tax adjustment represents a net benefit resulting from the resolution of, or the expiration of statutes of limitations with respect to various prior years’ U.S. federal, state and foreign tax matters.
(E)	Adjusted diluted shares are calculated by including the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF NET DEBT OBLIGATIONS

	December 31, 2013	December 31, 2012
	(Dollars in thousands)
Note payable and current portion of long-term borrowings	$356,287	$4,700

Long term borrowings	930,000	965,280

Unamortized debt discount	48,413	59,720

Total debt obligations	1,334,700	1,029,700

Less: cash and cash equivalents	431,984	337,039

Net debt obligations	$902,716	$692,661

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,400 people worldwide and serves healthcare providers in more than 150 countries. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2014 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share and the anticipated expansion of operating margins and earnings per share as a result of recently concluded dealer negotiations, the acquisition of Vidacare, the introduction of new products to the market and the continued integration of the LMA business. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	December 31, 2013	December 31, 2012
	(Dollars and shares in thousands, except per share)

Net revenues	$450,539	$419,056
Cost of goods sold	225,596	219,876

Gross profit	224,943	199,180
Selling, general and administrative expenses	143,756	121,524
Research and development expenses	17,876	16,263
Restructuring and other impairment charges	9,247	2,953

Income from continuing operations before interest and taxes	54,064	58,440
Interest expense	14,339	14,621
Interest income	(166)	(247)

Income from continuing operations before taxes	39,891	44,066
Taxes on income from continuing operations	4,589	13,452

Income from continuing operations	35,302	30,614

Operating loss from discontinued operations (including loss on disposal of $21 in 2012)	(459)	(1,256)
Tax benefit on loss from discontinued operations	(223)	(219)

Loss from discontinued operations	(236)	(1,037)

Net income	35,066	29,577
Less: Income from continuing operations attributable to noncontrolling interest	238	254

Net income attributable to common shareholders	$34,828	$29,323

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$0.85	$0.74
Loss from discontinued operations	—	(0.02)

Net income	$0.85	$0.72

Diluted:
Income from continuing operations	$0.78	$0.72
Loss from discontinued operations	(0.01)	(0.02)

Net income	$0.77	$0.70

Dividends per common share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	41,161	40,945
Diluted	45,033	42,007

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$35,064	$30,360
Loss from discontinued operations, net of tax	(236)	(1,037)

Net income	$34,828	$29,323

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Twelve Months Ended
	December 31, 2013	December 31, 2012
	(Dollars and shares in thousands, except per share)

Net revenues	$1,696,271	$1,551,009
Cost of goods sold	857,326	802,784

Gross profit	838,945	748,225
Selling, general and administrative expenses	502,187	454,489
Research and development expenses	65,045	56,278
Goodwill impairment	—	332,128
Restructuring and other impairment charges	38,452	3,037
Gain on sales of businesses and assets	—	(332)

Income (loss) from continuing operations before interest, loss on extinguishments of debt and taxes	233,261	(97,375)
Interest expense	56,905	69,565
Interest income	(624)	(1,571)
Loss on extinguishments of debt	1,250	—

Income (loss) from continuing operations before taxes	175,730	(165,369)
Taxes on income (loss) from continuing operations	23,547	16,413

Income (loss) from continuing operations	152,183	(181,782)

Operating loss from discontinued operations (including gain on disposal of $2,205 in 2012)	(2,205)	(9,207)
Tax benefit on loss from discontinued operations	(1,770)	(1,887)

Loss from discontinued operations	(435)	(7,320)

Net income (loss)	151,748	(189,102)
Less: Income from continuing operations attributable to noncontrolling interest	867	955

Net income (loss) attributable to common shareholders	$150,881	$(190,057)

Earnings per share available to common shareholders:
Basic:
Income (loss) from continuing operations	$3.68	$(4.47)
Loss from discontinued operations	(0.01)	(0.18)

Net income (loss)	$3.67	$(4.65)

Diluted:
Income (loss) from continuing operations	$3.46	$(4.47)
Loss from discontinued operations	(0.01)	(0.18)

Net income (loss)	$3.45	$(4.65)

Dividends per common share	$1.36	$1.36

Weighted average common shares outstanding:
Basic	41,105	40,859
Diluted	43,693	40,859

Amounts attributable to common shareholders:
Income (loss) from continuing operations, net of tax	$151,316	$(182,737)
Loss from discontinued operations, net of tax	(435)	(7,320)

Net income (loss)	$150,881	$(190,057)

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
	(Dollars in thousands)
ASSETS

Current assets

Cash and cash equivalents	$431,984	$337,039
Accounts receivable, net	295,290	297,976
Inventories, net	333,621	323,347
Prepaid expenses and other current assets	39,810	28,712
Prepaid taxes	36,504	27,160
Deferred tax assets	52,917	51,025
Assets held for sale	10,428	7,963

Total current assets	1,200,554	1,073,222
Property, plant and equipment, net	325,900	297,945
Goodwill	1,354,203	1,238,452
Intangible assets, net	1,255,597	1,058,792
Investments in affiliates	1,715	2,066
Deferred tax assets	943	1,347
Other assets	70,095	61,863

Total assets	$4,209,007	$3,733,687

LIABILITIES AND EQUITY

Current liabilities
Notes payable	$356,287	$4,700
Accounts payable	71,967	75,165
Accrued expenses	74,868	65,064
Current portion of contingent consideration	4,131	23,693
Payroll and benefit-related liabilities	73,090	74,586
Accrued interest	8,725	9,418
Income taxes payable	23,821	16,895
Other current liabilities	22,231	5,779

Total current liabilities	635,120	275,300
Long-term borrowings	930,000	965,280
Deferred tax liabilities	514,715	418,874
Pension and postretirement benefit liabilities	109,498	170,946
Noncurrent liability for uncertain tax positions	55,152	61,979
Other liabilities	48,506	59,771

Total liabilities	2,292,991	1,952,150

Common shareholders’ equity
Common shares, $1 par value Issued: 2013 — 43,243 shares; 2012 — 43,102 shares	43,243	43,102
Additional paid-in capital	409,338	394,384
Retained earnings	1,696,424	1,601,460
Accumulated other comprehensive loss	(110,855)	(132,048)

	2,038,150	1,906,898
Less: Treasury stock, at cost	124,623	127,948

Total common shareholders’ equity	1,913,527	1,778,950

Noncontrolling interest	2,489	2,587

Total equity	1,916,016	1,781,537

Total liabilities and equity	$4,209,007	$3,733,687

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31, 2013	December 31, 2012
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income (loss)	$151,748	$(189,102)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	435	7,320
Depreciation expense	42,368	36,204
Amortization expense of intangible assets	50,608	44,264
Amortization expense of deferred financing costs and debt discount	14,959	14,416
Loss on extinguishments of debt	1,250	—
Impairment of long-lived assets	3,460	—
In-process research and development impairment	7,381	—
Change in contingent consideration	(12,642)	263
Stock-based compensation	11,871	8,623
Gain on sales of businesses and assets	—	(332)
Goodwill impairment	—	332,128
Deferred income taxes, net	(8,925)	(39,178)
Other	(8,700)	(3,776)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(1,294)	(2,932)
Inventories	(8,931)	(1,970)
Prepaid expenses and other current assets	(5,926)	9,595
Accounts payable and accrued expenses	(684)	(1,412)
Income taxes receivable and payable, net	(7,107)	(20,258)

Net cash provided by operating activities from continuing operations	229,871	193,853

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(63,580)	(65,394)
Payments for businesses and intangibles acquired, net of cash acquired	(309,008)	(369,444)
Proceeds from sales of businesses and assets, net of cash sold	—	66,660
Investments in affiliates	(50)	(80)

Net cash used in investing activities from continuing operations	(372,638)	(368,258)

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	680,000	—
Repayment of long-term borrowings	(375,000)	—
Debt extinguishment, issuance and amendment fees	(6,400)	—
Decrease in notes payable and current borrowings	—	(706)
Proceeds from stock compensation plans	7,609	9,003
Payments to noncontrolling interest shareholders	(736)	—
Payments for contingent consideration	(16,958)	(17,596)
Dividends	(55,917)	(55,589)

Net cash provided by (used in) financing activities from continuing operations	232,598	(64,888)

Cash Flows from Discontinued Operations:
Net cash used in operating activities	(3,327)	(7,799)
Net cash used in investing activities	—	(2,351)

Net cash used in discontinued operations	(3,327)	(10,150)

Effect of exchange rate changes on cash and cash equivalents	8,441	2,394

Net increase (decrease) increase in cash and cash equivalents	94,945	(247,049)
Cash and cash equivalents at the beginning of the period	337,039	584,088

Cash and cash equivalents at the end of the period	$431,984	$337,039